Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 22, 2023, with respect to the consolidated financial statements of Realty Income Corporation and subsidiaries as of December 31, 2022 and 2021, and the related consolidated statements of income and comprehensive income, equity and cash flows each of the years in the three-year period ended December 31, 2022 and the related notes, and financial statement schedule III, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG, LLP

San Diego, California

December 13, 2023